Exhibit 5.4

September 25, 2007

United States Securities and Exchange Commission

Re:	Registration Statement on Form F-9 dated September 25, 2007 (the “Registration Statement”) of Canadian Natural Resources Limited

We are a firm of independent geological and petroleum engineer consultants of Calgary, Alberta having prepared evaluation reports entitled “Evaluation of the P&NG Reserves of Canadian Natural Resources Limited in North America (As of December 31, 2006) Based on Escalated Prices and Costs” and “Evaluation of the P&NG Reserves of Canadian Natural Resources Limited in North America (As of December 31, 2006) Based on Constant Price and Costs” both dated March 1, 2007 (the “Reports”); of certain oil and gas properties of Canadian Natural Resources Limited.

We refer to the Registration Statement relating to the offering of Debt Securities by Canadian Natural Resources Limited and hereby consent to the reference to our firm under the heading “Experts” and to the use of our Reports which are incorporated by reference in the Registration Statement.

Sincerely,

/s/ Harry J. Helwerda, P.Eng.
Harry J. Helwerda, P.Eng. Executive Vice President

Enclosure(s)

HJH:paob